Exhibit 10.1

FERRING INTERNATIONAL CENTER SA
And
GLYPHARMA THERAPEUTIC INC
AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

INDEX

1.	DEFINITIONS	2
2.	LICENSES, OPTION RIGHTS AND DEVELOPMENT SERVICES	6
3.	INTELLECTUAL PROPERTY, PATENT PROSECUTION, MAINTENANCE AND DEFENCE AND RIGHTS OF FIRST NEGOTIATION AND OPTION TO PURCHASE BACK	7
4.	CONFIDENTIAL INFORMATION	8
5.	WARRANTIES AND REPRESENTATIONS	10
6.	INDEMNIFICATION	12
7.	CONSIDERATION	13
8.	SUCCESSORS IN INTEREST	15
9.	INDEPENDENT CONTRACTORS	16
10.	NOTICES	16
11.	ENTIRE AGREEMENT; WAIVER AND GOVERNING LAW	17
12.	SEVERABILITY	19
13.	REGISTRATION	19
14.	FORCE MAJEURE	20
15.	LIABILITY	20
16.	INTERPRETATION	20
17.	EXECUTION OF AGREEMENT	21

THIS AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is made as of the 6th day of December, 2016.

BETWEEN:
FERRING INTERNATIONAL CENTER S.A., a Swiss company whose registered office is ~~|||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| ||||||~~ (together with its Affiliates collectively referred to as “Ferring”)

AND:
GLYPHARMA THERAPEUTIC INC, a Canadian company whose registered office is at ~~|||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||~~(together with its Affiliates as defined herein collectively referred to as “Newco”).

Ferring and Newco hereinafter each referred to as “Party” or jointly as “Parties”.
WHEREAS:
(A)    The Parties entered into an Exclusive License Agreement as of August 29, 2012 under which Ferring licensed to Newco all of its rights and interest in the Licensed Compound for the purposes of the development of a Licensed Product developed pursuant to the Development Program as set out herein and for commercialization in the field of supporting care in oncology.
(B)    The Parties and others have entered into a Unanimous Shareholders Agreement, which agreement was amended and restated as of December 1, 2012 and further amended on or about March 12, 2014, as of November 28, 2014 and as of December 31, 2015 and was further amended and restated on the date of this Amended and Restated Exclusive License Agreement (the “Unanimous Shareholder Agreement”) ~~|||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| ||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| ||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||||||||| |||||~~.
(C)    The Parties wish to amend and restate this Exclusive License Agreement to broaden the prior scope of the Field, make changes with respect to the Development Program and modify the consideration payable hereunder.
IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED IN THIS AGREEMENT THE PARTIES HEREBY AGREE AS FOLLOWS:
s

1.    DEFINITIONS
In this Agreement the following terms will unless the context otherwise requires have the following meanings:

“Affiliate”	shall mean any 1egal entity controlling, controlled by or under common control with a Party.
“Agreement”	has the same meaning as that defined m the introductory paragraph of this Agreement.
“Alternate Drug Compound”
“Alternate Drug Product”	shall mean all pharmaceutical formulations in any form of an Alternate Drug Compound or that in any other way makes material use of an Alternate Drug Compound in its formulation or manufacture.
“Alternate Drug Product Royalty”	|||||| |||||||||||| |||||||||
“Alternate Drug Product Royalty Term”	|||||| |||||||||||| |||||||||
“Arising Intellectual Property”	has the same meaning as that defined in Section 3.01.
“CTI”	means CTI Life Sciences Fund, L.P.
“Development Program”	shall mean the activities to develop the Licensed Product undertaken from time to time by Newco.
“Disclosing Party”	has the same meaning as that defined in Section 4.02 of this Agreement.
“Effective Date”	shall mean ~~|||||| |||||||||||| |||||||||~~.
“Encumbrance”	means any (i) mortgage, charge, debenture, pledge or lien, or (ii) contractual or statutory right or restriction (including a licence or grant of an option) (other than a statutory licence available to a government obtained pursuant to a governmental order) right of first refusal or right of pre-emption or (iii) other restriction, encumbrance or prohibition on the transfer of the applicable right.
“External Compounds”	~~|||||| |||||||||||| |||||||||~~
“Ferring Technology”
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“Field”	means applications in any and all fields of use.
“First Commercial Sale”	means with respect to any Licensed Product or Alternate Drug Product, the first commercial sale for human use, other than sales made solely and exclusively for the purposes of clinical trials or governmental regulatory approvals, of any such Licensed Product or Alternate Drug Product by Newco, its Affiliates, partners, designates or sub-licensees.
“Force Majeure Event”	has the same meaning as that defined in section 14 of this Agreement.
“FSTQ”	~~|||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| |||||||||.~~
“Indemnified Party”	has the same meaning as that defined in Section 6.01 of this Agreement.
“Indemnifying Party”	has the same meaning as that defined in Section 6.01 of this Agreement.
“Investors”	~~|||||| |||||||||||| |||||||||~~
“Know-How”
means all knowledge, experience, know-how, information, ideas, concepts, inventions, trade secrets, expertise, proprietary information and information (including without limitation, that within laboratory note books, clinical or study data and all formulae, formulations, techniques, data, designs, processes, methods, procedures, prototype devices, specifications, drawings, lists, manuals, methods, instructions and catalogues and, information and know-how about potential and actual therapies and compounds), current or future (to the extent not comprised within any Arising Intellectual Property), in any form, that relates to the Licensed Compound and/or to any Licensed Patents, and is necessary or useful for the research, development, manufacture or commercialization of a Licensed Product.

“Licensed Compound”	|||||| |||||||||||| |||||||||
“Licensed Patents”	shall mean (i) those patents and patent applications relating to the Licensed Compound and identified in Schedule I hereto,(ii) any and all substitutions, continuations, continuations in part, divisionals, and renewals of any of the patent applications or patents described in clause (i) above, (iii) any and all patents issued from any of the patent applications described in clauses (i) or (ii) above, (iv) any and all patents-of-addition, reissues, reexaminations, renewals, extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates and similar rights of or relating to any of the patents included in clauses (i), (ii) or (iii) above, and (v) any and all United States and foreign counterparts of any of the patent applications or patents included in clauses (i),(ii), (iii), and/or (iv) above.

“Licensed Product”	shall mean all pharmaceutical formulations which contain the Licensed Compound in any form and for which the manufacture, use or sale of which is covered by a Valid Claim included within the Licensed Patents.
“Licensed Product Royalty”	|||||| |||||||||||| |||||||||
“Licensed Product Royalty Term”	shall mean, on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time beginning on the First Commercial Sale of such Licensed Product in such country and ending on the date on which the manufacture, use or sale of such Licensed Product ceases to be covered by a Valid Claim of a patent included within the Licensed Patents in such country.
“Net Sales of Licensed Product”	shall mean the gross amounts invoiced less Permitted Deductions for sales in the Territory by Newco, its Affiliates, partners, designates or sub-licensees of all Licensed Products, calculated on an annual basis in accordance with International Financial Reporting Standards (IFRS).
“Net Sales of Alternate Drug Product”
shall mean the gross amounts invoiced less Permitted Deductions for sales in the Territory by Newco, its Affiliates, partners, designates or sub-licensees of all Alternate Drug Products, calculated on an annual basis in accordance with International Financial Reporting Standards (IFRS).

“New Compound”
~~|||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||| |||||| |||||||||||| |||||||||~~.

“Party” and “Parties”	has the same meaning as that defined in the introductory paragraph of this Agreement.

“Permitted Deductions”
Means
(i)    trade, cash, promotional and quantity discounts, wholesaler fees-and rebates, whether current or retroactive;
(ii)    taxes on sales (such as excise, sales or use taxes or value added taxes) to the extent imposed upon and paid directly with respect to the sales price (and excluding national, provincial, state or local taxes based on income);
(iii)    freight, insurance, packing costs and other transportation charges, whether or not included in the invoice price to the buyer;
(iv)    amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating, recalls, returns or because of retroactive price changes; and
(v)    charge back payments and rebates granted to (a) managed healthcare organizations, (b) federal, state and/or provincial and/or local governments or other agencies, (c) purchasers and reimbursers, or (d) trade customers, including without limitation, wholesalers and chain and pharmacy buying groups, all only to the extent permitted by applicable law and regulations.

“Receiving Party”	has the same meaning as that defined in Section 4.01 of this Agreement.
“Restricted Period”
means the period ending on the earlier of ~~|||||| |||||||||||| |||||||||~~ which the final results of the studies contemplated by the Development Plan (as defined in the Unanimous Shareholder Agreement) have been submitted to the Joint Steering Committee appointed under the Unanimous Shareholder Agreement with respect to the Drug Candidate; and (2) ~~|||||| |||||||||||| |||||||||~~

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“Unanimous Shareholder Agreement”	has the meaning given in the preamble hereto.
“Territory”	means ~~|||||| |||||||||||| |||||||||~~.

“Third Party”	means any entity other than Ferring, Newco or any Investor.
“Valid Claim”	means a claim of a pending patent application or of an issued and unexpired patent included with the Licensed Patents in any country that covers the subject-matter of the Licensed Product and/or an Alternate Drug Compound Product, as the case may be, and which claim has not lapsed, been cancelled or become abandoned and has not been declared invalid by a decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer.
Where terms are capitalised in this Agreement, they shall have the meaning set out in this Agreement.
2.    LICENSES, OPTION RIGHTS AND DEVELOPMENT SERVICES
2.01    Ferring hereby grants to Newco ~~|||||| |||||||||||| ||||||||||||||| |||||||||||| |||||||||~~, with the right to grant sub-licenses, in whole or in part, of the Ferring Technology for the purposes of researching, developing, manufacturing, making, having made, importing, exporting, using, selling, distributing, promoting, advertising, disposing of or offering to sell the Licensed Products in the Field in the Territory.
2.02    To the extent permissible under applicable law, Ferring hereby undertakes to Newco that it shall not in any capacity, directly or indirectly, assist another to, or themselves, directly or indirectly, develop, fund, acquire, assist in the development of, collaborate with a Third Patty on the development of, market, file any regulatory filings for or sell any product capable of commercialisation within the Field that has as its active pharmaceutical ingredient the Licensed Compound.
2.03    Ferring further grants to Newco ~~|||||| |||||||||||| ||||||||||||||| |||||||||||| |||||||||~~, with the right to grant sub-licenses, in whole or in part, of the Alternate Drug Compounds and all Know-How owned by or licensed to Ferring specifically relating to any such Alternate Drug Compound, for the purposes of researching, developing, manufacturing, making, having made, importing, exporting, using, selling, distributing, promoting, advertising, disposing of or offering to sell Alternate Drug Products in the Field in the Territory.
2.04    Ferring hereby undertakes to Newco that it shall not in any capacity, directly or indirectly, assist another to, or themselves, directly or indirectly, develop, fund, acquire, assist in the development of, collaborate with a Third Party on the development of, market, file any regulatory filings for or sell any product capable of commercialisation within the Field that has as its active pharmaceutical ingredient any Alternate Drug Compound.
2.05     ~~|||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||| |||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||| |||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||| |||||| |||||||||||| ||||||||||||||| |||||||||||| |||||||||~~.
2.06    Ferring hereby undertakes to Newco that it shall not, without the prior consent in writing of Newco (which consent may be withheld in its sole discretion), in any capacity, directly or indirectly, assist another to, or themselves until the expiry of the Restricted Period, directly or indirectly, develop, make, manufacture, have made or manufactured, fund, acquire, assist in the development of, collaborate with a Third Party on the development of, distribute, market, file any regulatory filings for or sell any product commercialized within the Field or capable of commercialization within the Field that has as its active pharmaceutical ingredient any New Compound or External Compound; notwithstanding the foregoing, Ferring may engage, during the Restricted Period, in laboratory development activities that are prior to the first trial in humans of any product that has as its active pharmaceutical ingredient any New Compound or External Compound without the prior consent in writing of Newco.
3.    INTELLECTUAL PROPERTY, PATENT PROSECUTION, MAINTENANCE AND DEFENCE AND RIGHTS OF FIRST NEGOTIATION AND OPTION TO PURCHASE BACK
3.01    In the case of any invention or discovery (whether patentable or not), copyright material or confidential know-how which may be discovered, invented, developed, made or conceived during the performance of this Agreement by Newco, ~~|||||| |||||||||||| ||||||||||||||| |||||||||||| |||||||||, |||||| |||||||||||| ||||||||||||||| |||||||||||| |||||||||~~ including by their respective Affiliates, officers, employees, consultants or agents, in relation to the Licensed Compounds or any Alternate Drug Compounds (“Arising Intellectual Property”), ownership of all right, title and interest in and to the Arising Intellectual Property (including any and all intellectual property rights related thereto) shall be held exclusively, solely and absolutely by Newco.
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3.02    ~~|||||| |||||||||||| ||||||||||||||| |||||||||||| |||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||||||| |||||||||||||||||||||||||| ||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| |||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||||||| |||||||||||||||||||||||||| ||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| |||||||||~~.~~|||||| |||||||||||| ||||||||||||||| |||||||||||| |||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||||||| |||||||||||||||||||||||||| ||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| |||||||||~~.

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3.03    Validity Challenge by Third Party
In the event that a Third Party attacks the validity of any of the Licensed Patents primarily with respect to its use in the Field for a Licensed Product, then Ferring shall be entitled, at its own discretion, to, ~~|||||| |||||||||||| ||||||||||||||| |||~~ of becoming aware of such attack or (ii) ~~|||||| |||||||||||| ||||||||||||||| |||~~ deadline, take such legal action with respect to such attack, as is required and appropriate to defend the validity thereof and Newco shall offer, at Newco’s expense, all reasonable cooperation in such action as may be requested by Ferringother than financial assistance.

If Ferring does not take such legal action within the timeframe provided in the paragraph above, Newco may then at its option assume control and defence of such action at its own expense. Insuch case, Ferring shall give reasonable assistance to Newco excluding financial assistance.
In the event that Ferring chooses to not take any action to defend against the Third Party attackand where Newco chooses to take action, Perring shall (i) have no further right under the patentor patent application that is under attack and (ii) assign such patent to Newco in accordance with the provisions of section 3.02 above.
3.04    Rights of First Negotiation
Ferring shall have rights of first negotiation in respect of the Intellectual Property Rights (as defined in the Unanimous Shareholders Agreement) of Newco in accordance with the terms setout at Article 9.2 of the Unanimous Shareholder Agreement.
3.05    Right to Re-Purchase
Ferring will have the right to re-purchase the Intellectual Property Rights of Newco and/or terminate this Agreement in accordance with the terms set out in the Unanimous Shareholder Agreement.
4.    CONFIDENTIAL INFORMATION
4.01    Confidential Information. Except to the extent expressly authorized by this Agreement orotherwise agreed to in writing by the Parties, the Parties agree that, during the term of this Agreement and ~~|||||| |||||||||||~~ following the termination of this Agreement, each Party undertakes to keep confidential all documents and information concerning the other Party, of whatever nature such documents and information may be, whether financial, technical, legal or other, and to which they may have had access during the term of this Agreement.Notwithstanding the above, the following documents and information shall not be subject to this undertaking of confidentiality, namely:
(i)    those that were known to the party receiving the confidential information (the “Receiving Party”) prior to receipt from the disclosing party and such Receiving Party has documentary evidence to that effect;
(ii)    those that were, at the time of disclosure to the party receiving the information, generally available to the public or part of the public domain or which became generally available to the public through no fault attributable to the Receiving Party;
(iii)    those that were made available to the Receiving Party, for its use or disclosure, from any Third Party who was not at the time transmitting such information under a non-disclosure obligation to the other party; or
(iv)    those that were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.
4.02    Authorized Disclosure and Use. Notwithstanding the foregoing Section 4.01, each Party may disclose to Third Parties or use any confidential information belonging to the Party disclosing the confidential information (the “Disclosing Party”), including this Agreement, to the extent such disclosure or use is reasonably necessary to: (i) file or prosecute Licensed Patents; (ii) prosecute or defend litigation; (iii) otherwise exercise its rights and/or obligations hereunder provided such disclosure is covered by terms of confidentiality similar to those set forth herein; and (v) comply with applicable governmental laws and regulations.
4.03    Disclosure to Related Parties. Nothing herein shall be construed as preventing either Party from disclosing any confidential information received from the Disclosing Party to an Affiliate, sub-licensee, distributor, subcontractor, investor or prospective investor of the Receiving Party, provided that such Affiliate, sub-licensee, distributor, sub-contractor, investor or prospective investor has a need to know such confidential information and further subject that if disclosed to an Affiliate of the Receiving Party, such Affiliate is obligated to maintain the confidentiality of such confidential information under terms and conditions no less restrictive than those set forth herein, and if disclosed to a Third Party, such disclosure shall only proceed after the Receiving Party seeking to make such Third Party disclosure has entered into a non-disclosure agreement with the Third Party requiring the Third Party to maintain the confidentiality of such confidential information under terms and conditions no less restrictive than those set forth herein.
4.04    Insolvency. In the event that a court or other legal or administrative tribunal directly or through an appointed master, trustee or receiver assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party shall promptly notify the court or other tribunal: (i) that confidential information received from the Disclosing Party remains the property of the Disclosing Party and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent Party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the Disclosing Party’s confidential information and to seek that the court, other tribunal or appointee maintains such confidential information in confidence in accordance with the terms of this Agreement.
4.05    Public Announcements. No public announcement or other disclosure to Third Parties concerning the structure or terms of this Agreement or any work being carried out hereunder or the results of such work shall be made either directly or indirectly by any Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure, which approval and agreement shall not be unreasonably withheld or delayed. The Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release and shall provide the other Party with a written copy thereof to allow such other Party to comment upon such announcements or disclosure; provided, however, that the contents of any public announcement, press release or similar publicity which has been reviewed and approved can be subsequently re-released by either Party in any form without a requirement for re-approval provided the re-releasing Party advises the other Party prior to publication of the re-release and identifies the media in which it is to be published. Further, the disclosing Party shall use reasonable efforts to limit the nature and scope of any disclosure to the extent reasonably possible and to otherwise prevent the disclosure of the non-disclosing Party’s Confidential Information. For the avoidance of doubt all data and results related to the Arising Intellectual Property shall not be published in whole or in part by Ferring in any form or medium save with the written consent of Newco, such consent not to be unreasonably withheld or delayed.

4.06    Certain Regulatory Filings. Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission or by any stock exchange or regulatory body to which the Party is subject. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 4.06, such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.
4.07    Required Disclosures. Nothing in this Agreement shall be construed as preventing or, in any way, inhibiting either Party from complying with statutory and regulatory requirements including, for example, by disclosing to regulatory authorities-confidential information or other information received from the other Party or Third Parties, provided, however, that, to the extent practicable, the Party making such disclosure shall promptly notify the other Party of the requirement to so disclose such other Party’s confidential information and shall use commercially reasonable efforts to seek appropriate relief to prevent or limit such disclosure provided always that any disclosure shall be only to the extent so required.
5.    WARRANTIES AND REPRESENTATIONS
5.01    Ferring represents and warrants to Newco that:
(i)    as of the Effective Date, the Licensed Patents are valid and enforceable throughout the Territory;
(ii)    it is the sole and exclusive owner of the entire right, title and interest in and to the Licensed Patents;
it has obtained written assignments from all inventors, employees, consultants and contractors that may have participated in the development, conception, invention and creation of the subject-matter of the Licensed Patents and Know -How as well as the Licensed Compounds, the Licensed Products, as required by Newco for use or enjoyment of the Licensed Patents under the terms of this Agreement;
(iii)    any licenses (both pre-existing of or subsequently granted to the Effective Date) derived from the Licensed Patents which it licenses to a Third Party shall not prejudice Newco’s use or enjoyment of the Licensed Patents under the terms of this Agreement;
(iv)    the Licensed Patents are free and clear from Encumbrances and as of the Effective Date are not subject to any funding agreement with any government or governmental agency;
(v)    it has the full right, power and authority to grant all of the rights, title and interests (including the license rights) to Newco under this Agreement;
(vi)    to its knowledge, as of the Effective Date, there are no claims, causes of action, judgments or settlements against or owed by Ferring or any of its Affiliates relating to the Licensed Patents and Know-How, the Licensed Compounds and the Licensed Products or to Ferring’s knowledge, pending or threatened claims, causes of action or litigation relating to the Licensed Patents and Know-How, the Licensed Compounds and the Licensed Products;
(vii)    it is a corporation organized and validly existing under the laws of Switzerland and has all requisite corporate power and authority to enter into and legally perform its obligations under this Agreement without any approvals not heretofore obtained or contemplated hereby; and
(viii)    when executed and delivered, this Agreement shall constitute the valid and binding obligation of Ferring, legally enforceable against it in accordance with its terms.
5.02    Newco represents and warrants to Ferring that:
(i)    Newco is a corporation organized and validly existing under the laws of ~~|||||| |||||||||||~~ and has all requisite corporate power and authority to enter into and legally perform its obligations under this Agreement without any approvals not heretofore obtained or contemplated hereby;
(ii)    it has the full right, power and authority to be granted all of the rights, title and interests (including the license rights) from Ferring under this Agreement; and
(iii)    when executed and delivered, this Agreement shall constitute the valid and binding obligation of Newco, legally enforceable against it in accordance with its terms.
5.03    Representations and Warranties of Ferring and Newco. Neither Party has in effect as of the Effective Date and after the Effective Date, neither Patty shall enter into any oral or written agreement or arrangement that is or would materially prejudice the discharge and/or performance of its obligations under this Agreement.
6.    INDEMNIFICATION
6.01    Indemnification. Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other, its officers, directors, shareholders, employees, successors and assigns (the “Indemnified Party”) from any Third Party claim, loss, damage or liability, including reasonable attorney’s fees: (a) resulting from any claim, complaint, suit, proceeding or course of action arising out of any negligent act or omission of the Indemnifying Party, its officers, servants or agents, in the performance of its obligations under the terms and conditions of this Agreement; and/or (b) arising out of or resulting from or in connection with the breach by the Indemnifying Party of any warranty, representation, obligation or covenant in this Agreement.
6.02    Procedures for Indemnification. With respect to any claim for indemnification asserted by either Party pursuant to Section 6.01:
(i)    the Indemnifying Party shall not be obliged to provide indemnification if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter in meeting the appropriate degree of proof for such action that the injury was the result of the negligence or wilful misconduct of any employee or agent of the Indemnified Party;

(ii)    the Indemnifying Party shall have no obligation to indemnify the Party requesting indemnification for any claim, lawsuit or other action for which it seeks indemnification unless the Indemnified Party:
(a)    gives the Indemnifying Party prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this Agreement;
(b)    the Indemnifying Party is granted full authority and control over the defence including settlement against such lawsuit or other action; provided, however, that
(x) such settlement involves only the payment of monetary damages and no injunctive relief binding on the Indemnified Party, and such monetary damages are paid by the Indemnifying Party, (y) the Indemnified Party is not required under such settlement to admit any liability, and (z) the Indemnified Party is released from all further liability with respect to such claim;
(c)    the Indemnified Party co-operates fully with the Indemnifying Party and its agents in defence of the claims or lawsuit or other action; and
(iii)    the Indemnified Party shall have the right to participate, at its sole cost and expense, in the defence of any such claim, complaint, suit proceeding or course of action referred to in this paragraph utilizing legal counsel of its choice, provided, however, that the Indemnifying Party shall have full authority and control to handle any such claim, complaint, suit, proceeding or course of action, including any settlement or other disposition thereof, for which indemnification has been sought under Section 6.01.
6.03    Ferring shall indemnify and hold harmless Newco, its officers, directors, shareholders, employees, successors and assigns from any Third Party claim, loss, damage or liability, including reasonable attorney’s fees resulting from any claim, complaint, suit, proceeding or course of action alleging that the Licensed Compounds, the Licensed Products infringe upon a patent or other intellectual property rights of a Third Party and where such claim is directly attributable to a material breach of the warranties given by Ferring at sections 5.01 above.
6.04    Where Newco wishes to exercise its rights pursuant to section 2.03 above in respect of any Alternate Drug Compound, Newco shall deliver notice of its desire to exercise such rights to Ferring and Ferring shall have a period of ~~|||||| |||||||||||~~ business days of such notice to conduct any further searches it deems necessary and at the conclusion of such period shall either:
(i)    notify Newco that it shall make the same representations, warranties and indemnities as set out at sections 5.01 and 6.03 above in respect of such Alternate Drug Compound; or
(ii)    notify Newco that it is unable to provide the same representations, warranties and indemnities as set out at sections 5.01 and 6.03 in respect of such Alternate Drug Compound because of issues arising from the aforementioned searches that render it inadvisable to do so, on objectively justifiable grounds; such notice shall identify those issues arising from searches in sufficient detail to allow Newco to assess the differences between the Licensed Drug Compound and such Alternate Drug Compound in that regard, and shall advise the scope of the representations, warranties and indemnities that Ferring is willing to provide in respect of such Alternate Drug Compound.

In the event Ferring has notified Newco in accordance with subsection 6.04(ii) above, Newco may notify Ferring within ~~|||||| |||||||||||~~ of such notice that it no longer wishes to exercise its rights under section 2.03 with respect to such Alternate Drug Compound but if Newco does not notify Ferring to that effect within that period Ferring’s license of such Alternate Drug Compound to Newco shall be on substantially the same terms as the license of the Licensed Compound hereunder (except as otherwise expressly provided herein), except that Ferring shall make the representations, warranties and indemnities in respect of such Alternate Drug Compound as proposed by Ferring in its notice under section 6.04(ii).
7.    CONSIDERATION
7.01    In part consideration of the rights granted hereunder, Newco shall pay to Ferring:
(i)    the Licensed Product Royalty for the duration of the Licensed Product Royalty Term. Upon the expiration of the Licensed Product Royalty Term for such Licensed Product in a country, the licenses granted to Newco under this Agreement for such Licensed Product in such country shall automatically become fully paid-up, royalty -free, irrevocable, perpetual exclusive licenses;
(ii)    ~~|||||| |||||||||||| ||||||||||||||| |||||||||||| |||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||||||| |||||||||||||||||||||||||| ||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| ||||||||||||||| |||||||||||| |||||||||||||| |||||||||||| ||||||||||.~~
(iii)    the Alternate Drug Product Royalty for the duration of the Alternate Drug Product Royalty Term. Upon the expiration of the Alternate Drug Product Royalty Term for such Alternate Drug Product in a country, the licenses granted to Newco under this Agreement for such Alternate Drug Product Royalty in such country shall automatically become fully paid -up, royalty -free, irrevocable, perpetual exclusive licenses.
Within ~~|||||| |||||||||||~~ calendar days after the ~~|||||| ||||||||||||||||| ||||||||||||||||| |||||||||||~~ of each year following the First Commercial Sale of a Licensed Product or an Alternate Drug Product (the “Agreement Products”), Newco shall submit to Ferring a written report with respect to the preceding calendar quarter (the “Payment Report”) stating with respect to each Agreement Product: (i) the Net Sales of all Agreement Products; (ii) the currency exchange rates used in determining the gross sales and Net Sales of all Agreement Products (iii) the royalty due as a result of such sales and (iv) all income received under all Third Party Agreements as defined below. At the time each such Payment Report is submitted to Ferring, Newco shall make payment to Ferring of the royalty amount properly due with respect to the calendar quarter covered by such Payment Report.
7.02    All royalty payments due and payable under this Section 7 shall be paid in ~~|||||| |||||||||||~~ by wire transfer to the bank account designated in writing by Ferring.
7.03    If at any time during the term of the Agreement, there is a governmental requirement that taxes shall be withheld by Newco and remitted directly to such government on behalf of Ferring, Newco shall promptly transmit to Ferring tax receipts issued by the appropriate tax authorities in respect of such taxes so withheld and remitted so as to enable Ferring to support a claim for credit against income taxes payable by Ferring.
7.04    Ferring, with respect to any royalty payment or other payment hereunder, including for the avoidance of doubt any payment due pursuant to any Third Party Agreement as defined below, shall have the right at its own expense (save as provided below) for a nationally recognized independent certified public accounting firm reasonably acceptable to Newco to examine all records held by Newco, or its Affiliates relating to Net Sales of all Agreement Products made by Newco, its Affiliates, sublicensees or co-promoters, including but not limited to any consideration received by Newco, its Affiliates, sublicensees or co-promoters pursuant to any Third Party Agreement provided such examination takes place during regular business hours to verify the accuracy of the Payment Reports and royalty payments submitted by Newco under Section 7.02 above, provided, however, that such examination shall not take place more than once a year, and shall not cover such records for more than the preceding ~~|||||| |||~~ and, provided further that such accountant shall report to Ferring only as to the accuracy of the royalty payments made to it by Newco under this Agreement. Before permitting such independent accounting firm to have access to such books and records and to the extent reasonable and customary, Newco may require such independent accounting firm and its personnel involved in such audit to sign a confidentiality agreement (but only in form and substance reasonably acceptable to both Newco and Ferring) as to any of Newco’s, its Affiliates’ or sublicensees’ confidential information that is to be provided to such accounting firm or to which such accounting firm will have access while conducting the audit under this Section 7.03. In the event that such inspection reveals an underpayment for the period audited in excess of ~~|||||| |||||||||||~~, Newco shall pay the accountants’ reasonable fees and expenses in connection with the inspection. Any sums found to be owing to either Party as a result of the inspection shall be paid within ~~|||||| |~~ days after the accountant provides the report to each Party.
7.05    In the event of any right granted, sub-license given to, or agreement entered into by Newco or any of its Affiliates with any Third Party in respect of any of the Licensed Patents or of any patents or other intellectual property rights relating to any Alternate Drug Compound and where, but for such right granted, sub-license given or agreement entered into by Newco, Ferring’s intellectual property rights in the Licensed Patents or any patents or other intellectual property rights relating to any Alternate Drug Compound would be infringed by the commercialisation of a Licensed Product, an Alternate Drug Product by such Third Party, Newco shall be deemed to have sub- licensed its rights for the purposes of Section 7.01 under a Third Party Agreement (“Third Party Agreements”). Third Party Agreements shall also include any related agreements with a sub licensee such as for example any agreement on an exchange product for a Licensed Product or an Alternate Drug Product or other non-financial consideration but shall expressly exclude sales to wholesalers under distribution agreements and sales under any other agreements which are covered by Section 7.01 above and where sales of Licensed Product or an Alternate Drug Product to an end customer are not booked by Newco or its Affiliates.
Newco shall pay to Ferring a sum equivalent to ~~|||||| ||||||||||||||||| |||||||||||~~ of the annual total consideration received by Newco or its Affiliates in relation to sales of any Licensed Product received pursuant to all Third Party Agreements for as long as Newco is obliged to makepayments to Ferring pursuant to section 7.01 above, subject to the other provisions of this Section 7.05.
Newco shall pay to Ferring a sum equivalent to ~~|||||| ||||||||||||||||| |||||||||||~~ of the annual total consideration received by Newco or its Affiliates in relation to sales of any Alternate Drug Product received pursuant to all Third Party Agreements for as long as Newco is obliged to make payments to Ferring pursuant to section 7.01 above, subject to the other provisions of this Section 7.05.

In no event shall Newco have an obligation to pay the amounts described above with respect to any such consideration received by Newco pursuant to a Third Party Agreement with respect to which it has an obligation to pay and has paid the appropriate Licensed Product Royalty, or Alternate Drug Product Royalty in respect of the same, as the case may be.
For the avoidance of doubt it is agreed and acknowledged by the Parties that any consideration received by Newco from any Affiliate or third party and where such consideration is offered in whole or in part for the acquisition of any part of the shareholding of Newco as set out in the
Unanimous Shareholders’ Agreement, the same shall not be deemed consideration for the purposes of this section 7.05.
8.    SUCCESSORS IN INTEREST
8.01    Successors. This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective Parties.
8.02    Permitted Assignment. Neither Party may assign and/or encumber this Agreement or assets related hereto without the prior written consent of the other Party. Notwithstanding the foregoing,
(i)    Ferring may assign its rights and obligations under this Agreement without the consent of Newco to any of its respective Affiliates, provided that such Affiliate shall be responsible for the performance of this Agreement by such Affiliate, and
(ii)    either Party may assign its rights and obligations under this Agreement without the consent of the other Party as incident to the merger, consolidation, arrangement, amalgamation, reorganization or acquisition of stock or assets (either financial assets or intellectual property assets) affecting substantially all of its assets to which this Agreement relates or voting control of the assigning Party, provided that that the acquiring party agrees to be bound by the terms of this Agreement and that such assignment in the case of Newco shall be duly authorized in accordance with the provisions of the Unanimous Shareholders Agreement. For the avoidance of doubt, in the event of an assignment of this Agreement as permitted by this Section 8.02(ii), the assignment shall only be deemed valid where the assigning Party has ensured that the assignee acquiring party has agreed in writing by means of formal assignment or, where appropriate, by novation to the non-assigning Party that it will be bound by the terms of this Agreement and assume to all obligations hereunder previously assumed to by the assigning Party. Solely where such unencumbered undertaking has been duly made in favor of the non-assigning Party shall the assigning Party be released from of any of its obligations hereunder. Upon receipt by Ferring from such assignee acquiring party that it has fully undertaken by binding assignment or novation as the case may be to be bound by all the obligations in favour of Ferring and its Affiliates as bind Newco and its Affiliates pursuant to this Agreement, Ferring agrees that Newco shall, upon execution of such undertaking by such assignee acquiring party, be released from all of its obligations hereunder. Notwithstanding the same the assignor shall remain liable for all of its payment obligations hereunder up to the assignment date.

9.    INDEPENDENT CONTRACTORS
Independent Contractors. The Parties are independent contractors under this Agreement and no other relationship is intended, including without limitation to the foregoing generality, partnership, joint venture or agency relationship. Neither Party shall act in a manner that expresses or implies a relationship other than of independent contractor with the other Party except as otherwise expressly provided in this Agreement. Neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for, or in the name of the other Party.
10.    NOTICES
10.01    Notices. All notices or reports that are required or permitted to be given or made under this Agreement by one Party to the other Party shall be in writing and shall be deemed properly served if delivered personally (including, without limitation, by courier), by facsimile (with a confirmation copy sent by any of the following methods), by prepaid registered or certified mail or by nationally recognized express delivery service (e.g., Federal Express, UPS, DHL) to the other Patty at the applicable address(es) (and, if applicable, fax numbers) set forth below, or such other address(es) and fax number(s) as such Party may duly notify the other Party in writing in accordance with this Section 10.01:
Addresses for Notices to Ferring:
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Attention: ~~|||||| ||||||||||||||||| |||||||||||~~
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With copies to:
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Addresses for notices to Newco:
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10.02    Effective Date of Notice. Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed.
11.    ENTIRE AGREEMENT; WAIVER AND GOVERNING LAW
11.01    Term; Termination and Effect of Termination.
(i)    The Term of this Agreement shall commence on the Effective Date and shall continue for so long as Newco shall have any existing or possible future obligation to make payments to Ferring pursuant to the provisions of this Agreement in respect of a Licensed Product or an Alternate Drug Product unless either Patty shall terminate this Agreement earlier in the manner permitted hereunder.
(ii)    If either Party shall be in breach of any of its material obligations under this Agreement, the non-breaching Party shall give the breaching Party written notice of such breach, upon which the breaching Party shall have ~~|||||| |||||||||| ||||~~ to cure such default. In the event that a material breach remains uncured after ~~|||||| |||||||||| ||||~~ have elapsed, the non-breaching Party shall have the right to terminate this Agreement as of right.
(iii)    If a petition in bankruptcy or other insolvency proceeding should be filed by or against a Party, or if a Party is adjudged bankrupt or become insolvent or if application should be made for the appointment of a receiver for a Party of its property, or if a Party should make an assignment for the benefit of creditors, then in any and all such events, the solvent Party may, at its option, immediately terminate this Agreement by serving notice, written or otherwise, on the insolvent or bankrupt Party.
(iv)    Upon Ferring’s termination of Newco’s rights under this Agreement, in whole or in part, pursuant to Section 11.01(ii), (a) Newco shall within ~~|||||| |||||||||| ||||~~ of such termination pay to Ferring in full all unpaid amounts which otherwise became due and payable to Newco prior to such termination in accordance with this Agreement; (b) the licenses and other rights granted to Newco hereunder shall be terminated as of the effective date of the termination; (c) Newco shall cease to use any Know-How or confidential information of Ferring; (d) Newco shall promptly return to Ferring all of Ferring’s confidential information and Ferring Know-How; (e) Newco shall have no further ongoingobligations to Ferring except for those obligations imposed on Newco in the sectionsstated at section 11.01(vi) below as expressly surviving the termination or expiration of this Agreement; and (t) Ferring shall benefit upon termination, at its discretion, from an unconditional assignment or from an exclusive, perpetual, worldwide, and transferable license, with the right to grant sub-licenses, in whole or in part, of the Arising Intellectual Property and all Know-How owned by or licensed to Newco specifically relating to the Arising Intellectual Property for the purposes of researching, developing, manufacturing, making, having made, importing, exporting, using, selling, distributing, promoting, advertising, disposing of or offering to sell the Licensed Products and the Alternate Drug Products in the Field in the Territory, for an aggregate amount ~~|||||| ||||~~.
(v)    Upon the expiry of the Term of the Agreement pursuant to Section 11.01(i) or upon Newco’s termination of this Agreement pursuant to section 11.01(ii), the licenses and other rights granted to Newco hereunder shall become fully paid, irrevocable and perpetual licenses and, subject to section 11.01(v) below, Newco shall have no further obligations to Ferring under this Agreement or otherwise with respect thereto, provided, however, that Newco shall remain obligated to make any payments that became due and payable prior to such expiration and any royalties that are due with respect to any Licensed Product. or Alternate Drug Product sold by Newco or its Affiliates prior to the effective date of such termination, in each case, subject to any offset for damages that may have been incurred by Ferring as a result of a material breach of this Agreement by Newco.
(vi)    Sections 4, 5, 6, 7, 11, 15 and 16 of this Agreement shall survive expiration or termination of this Agreement.
(vii)    Any termination of this Agreement pursuant to Section 11.01(ii) shall be without prejudice to the rights of the terminating party in respect of breaches of this Agreement by a Party, its officers, servants or agents prior to such termination.
11.02    Entire Agreement; Amendment. In addition to the Unanimous Shareholder Agreement, this Agreement and its corresponding Schedules constitutes the entire agreement between the Parties relating to the licence granted herein and supersedes all previous writings and understandings (whether in writing or not) relating to such subject matter, subject that in the event of any conflict between the terms of this Agreement and the Unanimous Shareholder Agreement in so far as such conflict only relates to Ferring’s Right of First Negotiation and/or the Re-Purchase sections above, the terms of the Unanimous Shareholder Agreement shall prevail. No terms or provisions of this Agreement shall be varied, amended or modified in any prior or subsequent statement, conduct or act of either of the Parties except by an instrument in writing signed on behalf of each of the Parties. The Parties may terminate this Agreement by written instruments executed on behalf of both Patties and making express reference to this Agreement.
11.03    Waiver. Either Party may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform solely by an instrument in writing. Any failure of a Party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or a waiver of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.
11.04    Governing Law; Jurisdiction. This Agreement and any and all matters arising directly or indirectly herefrom, including without limitation the execution, validity, construction and effect hereof, shall be governed by and construed and enforced in accordance with the laws of Quebec and of Canada applicable therein. Any suit filed by one Party against the other Party to enforce its rights under this Agreement shall be brought before the Quebec Superior Court in the jurisdiction of Montreal. The Parties hereby irrevocably and unconditionally attorn to the exclusive jurisdiction of such court.

12.    SEVERABILITY
12.01    Provisions Severable. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect to the full extent permitted by law.
12.02    Conflicts with Law. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.
12.03    Renegotiation. In the event that the terms and conditions of this Agreement are materially altered as a result of Sections 12.01 or 12.02 above, the Parties will use their good faith efforts to renegotiate the terms and conditions of this Agreement to resolve any resulting inequities.
13.    REGISTRATION
Either Party shall have the right at any time to record, register or otherwise notify this Agreement with or to appropriate governmental, regulatory offices or intellectual property register after having first given thirty (30) days’ written notice to the other Party of its intention so to do; provided, however, that if feasible, such registration shall be made pursuant to confidentiality protections, if available, and otherwise, except as may be required under law, all financial and other material and sensitive business terms of this Agreement shall be redacted from any copy of this Agreement that is registered. The other Party shall provide reasonable assistance in effecting such registration.
14.    FORCE MAJEURE
If either Party is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of an event that is beyond the reasonable control of the affected Party, including, without limitation, fire, floods, embargoes, war, acts of war (whether war be declared or not), terrorist actions, insurrections, riots, civil commotions, epidemics or pandemics, strikes, lockouts or other labour disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party (individually and collectively a “Force Majeure Event”), then, upon written notice by the Party liable to perform to the other Party, the requirements of this Agreement or such of its provisions as may be affected (excluding, however, any obligation to pay money) and to the extent so affected, shall be suspended during the period of such Force Majeure Event; provided, that the Party asserting a Force Majeure Event shall bear the burden of establishing the existence of the Force Majeure Event, shall use its reasonable efforts to remove the Force Majeure, shall continue performance in accordance with the requirements of this Agreement whenever such causes are removed, and shall notify the other Party of the Force Majeure Event as soon as practicable after the occurrence of the event.
15.    LIABILITY
Limitation of Liability. Subject to and without limiting the indemnification obligations of each Party under Section 6 above under no circumstances shall either Party be liable to the other Party for consequential or punitive damages arising out of or relating to this Agreement or any breach thereof save where any such consequential loss or damage is directly or indirectly attributable to any negligent act or omission, misconduct or breach of warranty or material misrepresentation on the part of a party hereto, their officers, servants or agents. Save as expressly stated aforesaid, both Parties hereby disclaim such damages.
16.    INTERPRETATION
16.01    Headings. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles or Sections hereof.
16.02    Interpretation. All references in this Agreement to an Article, Section or Schedule shall refer to an Article, Section or Schedule in or to this Agreement, unless otherwise stated. Any reference toany federal, national, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” and similar words shall mean including without limitation. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. References in this Agreement to “provisions of this Agreement” refer to the terms, conditions and promises contained in this Agreement taken as a whole. References to the singular include the plural.
16.03    Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

17.    EXECUTION OF AGREEMENT.
Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be binding upon the Parties and shall be treated as if originals.

[SIGNATURES PAGE FOLLOWS]

In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives.

FERRING INTERNATIONAL CENTER S.A.		GLYPHARMA THERAPEUTIC INC

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Date:	|||||| ||||	Date:	|||||| ||||

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